EXHIBIT 99.1


Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 231-0351

                    AIM 88 REPORTS FIRST QUARTER NET EARNINGS
                              OF SIX CENTS PER UNIT
                      ------------------------------------

     ROCKVILLE, MD, May 6, 2003 -- (AMEX/AIK) -- American Insured Mortgage Investors L.P.-Series 88 (AIM 88), a liquidating partnership that holds investments in multifamily mortgages insured in whole or in part by the federal government, reported net earnings for the quarter ended March 31, 2003 of approximately $581,000 (six cents per unit) as compared to approximately $849,000 (nine cents per unit) for the quarter ended March 31, 2002. Net earnings decreased as compared to the same period in 2002 primarily due to decreases in mortgage investment income and gains on mortgage dispositions.

     Mortgage investment income decreased due to a reduction in the mortgage base. The mortgage base has decreased approximately 21% since April 2002 due to two mortgage dispositions with an aggregate principal balance of approximately $9.5 million.

     Gains on mortgage dispositions decreased for the first quarter of 2003 as compared to the first quarter of 2002. During the first three months of 2003, the Partnership did not recognize a gain or loss due to mortgage dispositions. During the first quarter of 2002, AIM 88 recognized gains of approximately $83,000 from two mortgage prepayments.

     As of March 31, 2003, AIM 88 had invested in 12 insured mortgages with an aggregate amortized cost of approximately $34.0 million, an aggregate face value of approximately $35.2 million, and an aggregate fair value of approximately $34.8 million.

     In April 2003, the mortgage on Sylvan Manor was prepaid. AIM 88 received net proceeds of approximately $2.8 million and expects to recognize a loss of approximately $1,000 in the second quarter of 2003. A distribution of 30.5 cents per unit related to the prepayment of this mortgage was declared in April 2003 and will be paid on August 1, 2003.

     As of May 1, 2003, all of the mortgages in the portfolio are current with respect to the payment of principal and interest.

     AIM 88 distributes net proceeds from mortgage dispositions, if any, to its investors in addition to distributions of regular cash flow. As the Partnership liquidates its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

              AMERICAN INSURED MORTGAGE INVESTORS L.P. - SERIES 88

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                                      For the three months ended
                                                                               March 31,
                                                                    ------------------------------
                                                                        2003              2002
                                                                    ------------      ------------
Income:
  Mortgage investment income                                        $    709,289      $    919,804
  Interest and other income                                                5,891            11,454
                                                                    ------------      ------------
                                                                         715,180           931,258
                                                                    ------------      ------------

Expenses:
  Asset management fee to related parties                                 97,449           124,320
  General and administrative                                              36,579            40,372
                                                                    ------------      ------------
                                                                         134,028           164,692
                                                                    ------------      ------------

Net earnings before gains on mortgage dispositions                       581,152           766,566

Gains on mortgage dispositions                                                 -            82,518
                                                                    ------------      ------------

Net earnings                                                        $    581,152      $    849,084
                                                                    ============      ============

Net earnings allocated to:
  Limited partners - 95.1%                                          $    552,676      $    807,479
  General Partner -   4.9%                                                28,476            41,605
                                                                    ------------      ------------
                                                                    $    581,152      $    849,084
                                                                    ============      ============

Net earnings per unit of limited
  partnership interest - basic                                      $       0.06      $       0.09
                                                                    ============      ============


Limited partnership units outstanding - basic                          8,802,091         8,802,091
                                                                       =========         =========


Balance Sheet Data:                                                   March 31,       December 31,
                                                                        2003              2002
                                                                    ------------      ------------

Investment in insured mortgages                                     $ 34,772,377      $ 35,020,840
Total assets                                                          37,740,947        42,383,397
